Filed Pursuant to Rule 433

Registration No. 333-249545

Pricing Term Sheet

April 21, 2021

$2,000,000,000

The Procter & Gamble Company

$1,000,000,000 1.000% Notes due 2026

$1,000,000,000 1.950% Notes due 2031

1.000% Notes due 2026

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	April 23, 2026

Coupon (Interest Rate):	1.000%

Price to Public (Issue Price):	99.961% of principal amount

Yield to Maturity:	1.008%

Spread to Benchmark Treasury:	+20 basis points

Benchmark Treasury:	0.750% UST due March 31, 2026

Benchmark Treasury Yield:	0.808%

Interest Payment Dates:	April 23 and October 23, commencing October 23, 2021

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 5 basis points

Trade Date:	April 21, 2021

Settlement Date:	April 23, 2021 (T+2)

CUSIP Number:	742718 FP9

ISIN Number:	US742718FP97

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.

Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	Deutsche Bank Securities, Inc.
HSBC Securities (USA) Inc.

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
ING Financial Markets LLC
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC-Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

1.950% Notes due 2031

Issuer:	The Procter & Gamble Company

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	April 23, 2031

Coupon (Interest Rate):	1.950%

Price to Public (Issue Price):	99.639% of principal amount

Yield to Maturity:	1.990%

Spread to Benchmark Treasury:	+42 basis points

Benchmark Treasury:	1.125% UST due February 15, 2031

Benchmark Treasury Yield:	1.570%

Interest Payment Dates:	April 23 and October 23, commencing October 23, 2021

Day Count Convention:	30/360

Make-whole Redemption:	At any time at the greater of 100% or a discount rate of Treasury plus 7.5 basis points
Trade Date:	April 21, 2021

Settlement Date:	April 23, 2021 (T+2)

CUSIP Number:	742718 FQ7

ISIN Number:	US742718FQ70

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
Morgan Stanley & Co. LLC

Senior Co-Managers:	Deutsche Bank Securities, Inc.
HSBC Securities (USA) Inc.

Co-Managers:	BofA Securities, Inc.
Barclays Capital Inc.
BBVA Securities Inc.
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
U.S. Bancorp Investments, Inc.
BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
ING Financial Markets LLC
PNC Capital Markets LLC
Siebert Williams Shank & Co., LLC

Type of Offering:	SEC-Registered

Listing:	None

Long-term Debt Ratings:	Moody’s: Aa3 (Stable); S&P: AA- (Stable)

Note:    A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 and Morgan Stanley & Co. LLC collect at 1-866-718-1649.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.